Exhibit 99.1

For Immediate Release:

Steinway Announces Expiration and Results of Tender Offer

for 8.75% Senior Notes Due 2011

WALTHAM, MA - March 9, 2006 - Steinway Musical Instruments, Inc. (NYSE: LVB) today announced the expiration and final results of its previously announced tender offer and consent solicitation for any and all of the Company’s 8.75% Notes due 2011 with an outstanding aggregate principal amount of $166,194,000.  The tender offer for the 8.75% Notes expired at 9:00 a.m., New York City time, on March 9, 2006.

On February 23, 2006, Steinway repurchased $114,354,000 in aggregate principal amount of its 8.75% Notes tendered prior to 5:00 p.m. on February 22, 2006.  As of the expiration date, Steinway had accepted an additional $225,000 in aggregate principal amount of the 8.75% Notes that had been validly tendered between the consent date and the expiration date.

The settlement date for the additional 8.75% Notes validly tendered and accepted for payment is expected to be today.  Upon settlement for the additional 8.75% Notes, a total of 68.94% of the outstanding principal amount of the 8.75% Notes will have been repurchased by Steinway pursuant to the tender offer and consent solicitation.

In addition, in accordance with the provisions of the indenture governing the 8.75% Notes, Steinway has given notice to U.S. Bank, National Association, as trustee under the indenture, that the Company intends to redeem the remaining $51,615,000 in aggregate principal amount of its 8.75% Notes on April 17, 2006 at a redemption price of 104.375% of the principal amount, plus unpaid interest accrued to the redemption date.  The trustee has sent notice to the holders in accordance with the terms of the indenture.  The trustee will serve as paying agent.

UBS Investment Bank acted as dealer manager and D.F. King & Co. acted as Information Agent for the tender offer.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase securities.  The tender offer was made solely by means of the Offer to Purchase dated February 8, 2006.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact: Julie A. Theriault

Telephone: 781-894-9770

E-mail: ir@steinwaymusical.com